Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising REIT Company Files Form S-4

Baton Rouge, LA – June 27, 2014—Lamar Advertising Company (Nasdaq: LAMR) announces that Lamar Advertising REIT Company, its newly formed wholly owned subsidiary, filed a proxy statement/prospectus on Form S-4 with the Securities and Exchange Commission to effect Lamar’s proposed conversion to a real estate investment trust (REIT). As previously disclosed, Lamar’s conversion to REIT status is expected to be effective as of January 1, 2014.

As part of the conversion, Lamar proposes to merge with and into Lamar Advertising REIT Company. Lamar expects to hold a special meeting of stockholders in the fourth quarter of 2014 for the purpose of voting on that proposed merger.

About Lamar

Lamar is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 23 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding its expected conversion to a real estate investment trust. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: (1) that Lamar may fail to quality as a REIT effective for the taxable year beginning January 1, 2014 or at all, and, if it does quality as a REIT, it may be unable to maintain that qualification (2) legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the IRS; (3) Lamar’s significant indebtedness; (4) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (5) the continued popularity of outdoor advertising as an advertising medium; (6) Lamar’s need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (7) the regulation of the outdoor advertising industry; (8) the integration of any acquired companies and Lamar’s ability to recognize cost savings or operating efficiencies as a result of these acquisitions; and (9) the market for Lamar’s Class A common stock. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Lamar Advertising REIT Company has filed with the Securities and Exchange Commission a registration statement on Form S-4 containing a proxy statement of Lamar and a prospectus of Lamar Advertising REIT Company with respect to the proposed merger. The registration statement has not yet become effective. Notice of a special meeting and a definitive proxy statement/prospectus will be mailed to stockholders who hold shares of capital stock of Lamar on the record date to be determined by Lamar’s board of directors. INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER INFORMATION ABOUT THE

PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You will be able to obtain documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Lamar free of charge by contacting Secretary, 5321 Corporate Blvd., Baton Rouge, LA 70808.

Lamar, its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Lamar’s stockholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in connection with the merger will be included in the Form S-4 and proxy statement when they become available. Information about the directors and executive officers of Lamar and their ownership of Lamar stock is set forth in the proxy statement for Lamar’s 2014 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Investors should read the Form S-4 and proxy statement carefully before making any voting or investment decisions.

Company Contact:	Buster Kantrow
Director of Investor Relations
(225) 926-1000 bkantrow@lamar.com

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